Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO 80211

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Golden West Brewing Company, Inc. On Amendment No. 7 to Form SB-2, of our report dated May 18, 2005, relating to the financial statements of Golden West Brewing Company, Inc. for the year ended December 31, 2004, for the period from December 23, 2003 (inception) through December 31, 2003, and for the period from December 23, 2003 through December 31, 2004, and our report dated March 17, 2005, relating to the financial statements of Butte Creek Brewing Company, Ltd. for the two years ended December 31, 2004 and 2003, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the prospectus.

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
Denver, Colorado

February 13, 2006